        Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of American Apparel, Inc. on Form S-3 [File No. 333-192863] and Forms S-8 [File Nos. 333-175430, 333-163322 and 333-150293] of our report dated March xx, 2015, with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedules of American Apparel, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and our report dated March xx, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of American Apparel, Inc. as of December 31, 2014, which reports are included in this Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March xx, 2015